SouthWest Water Company Names Glenn Fountain Water and Wastewater Services Project Manager for the City of Thomaston, Georgia

LOS ANGELES, April 1, 2010 – SouthWest Water Company (Nasdaq:SWWC) today announced that Glenn Fountain has been named project manager of the company’s contract with the City of Thomaston, Georgia, to provide operations and maintenance of water and wastewater services.

“We are extremely pleased to have Glenn join our team in Thomaston as project manager,” said Craig Sorensen, general manager of SouthWest Water’s Georgia and Alabama O&M operations. “He brings extensive experience in all aspects of water and wastewater plant operations, infrastructure, capital improvement projects, environmental permitting and safety compliance audits.”

A 15-year water and wastewater industry veteran, Fountain earned a bachelor of science degree in biology from Valdosta State University in Georgia and holds the highest wastewater certification level in Georgia, Class 1 Wastewater Operator, as well as Class 3 Water Operator, Wastewater Lab Analyst, and Water Lab Analyst. Prior to joining SouthWest Water, he was environmental manager and safety representative at Ingersoll Rand Company and earlier, environmental safety manager at Spring Griffin Finishing Plant at Springs Global where he managed daily operations of a 1.8 MGD activated sludge plant. He also worked as pollution control superintendent for the City of Atlanta, Georgia, where he was responsible for the operation of a 90 MGD activated sludge plant.

“I take great pride in providing customer satisfaction while improving the quality of life for the community I serve,” said Fountain. “I’m excited about this new opportunity to work with the City of Thomaston.”

About the Project

The City of Thomaston awarded SouthWest Water a contract in 1998 to operate both the water and wastewater systems and it was renewed in early 2010. The City maintains the ownership of 1 surface water plant, 2 wastewater treatment plants (oxidation ditch and trickling filter), 5 water towers, 2 reservoirs, 17 lift stations and all lines used to provide services to its residents. SouthWest Water takes care of the daily operation, maintenance and management of these systems, including line locates and repairs.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

               213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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